Solasglas Investments, LP
c/o DME Advisors II, LLC
140 East 45th Street, 24th Floor
New York, NY 10017

August 5, 2020

Greenlight Reinsurance, Ltd.
Greenlight Reinsurance Ireland, DAC
65 Market Street, Suite 1207
Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands

This letter agreement is entered into in connection with the investments by Greenlight Reinsurance, Ltd. (“Greenlight Re”) and Greenlight Reinsurance Ireland, DAC (“GRIL”) in Solasglas Investments, LP, a Cayman Islands exempted limited partnership (the “Partnership”), pursuant to the amended and restated exempted limited partnership agreement of the Partnership, dated August 30, 2018 and effective September 1, 2018, as amended on February 26, 2019, June 18, 2019 and December 27, 2019 (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Partnership Agreement.

The General Partner and the Investment Advisor each hereby agree that, notwithstanding anything to the contrary contained in the Partnership Agreement, from July 1, 2020 until such date on which neither Greenlight Re nor GRIL is a limited partner in the Partnership, or as further modified by agreement of the parties:

(a)the Deployed GLRE Investment Portfolio (as defined below) shall not exceed an amount equal to 50% of the GLRE Surplus (as defined below);

(b) in the event that the Deployed GLRE Investment Portfolio exceeds 50% of the GLRE Surplus (“Excess Assets”), the General Partner and the Investment Advisor will use their respective commercially reasonable efforts to promptly liquidate positions in Excess Assets to Non-Risk Assets (as defined below) as may be necessary to comply with the preceding paragraph (a); and

(c)until June 30, 2021, Non-Risk Assets will not be subject to any Management Fee or Performance Allocation.

“Deployed GLRE Investment Portfolio” means an amount equal to the value of the gross long exposure (delta adjusted for derivative instruments) held in the Partnership for the benefit of Greenlight Re and GRIL.

“GLRE Surplus” means the shareholders’ equity of Greenlight Capital Re, as reported in Greenlight Capital Re’s then most recent quarterly U.S. GAAP financial statements adjusted monthly for Net Profits and Net Losses as reported by the Partnership during any intervening period.

“Non-Risk Assets” means cash, cash equivalents and/or any U.S. government issued security with an original maturity date of 180 days or less.

This letter agreement may be executed in one or more counterparts, each one of which will be deemed an original, and all of which together will constitute one and the same agreement. This letter agreement may not be amended or modified without the written consent of all of the parties hereto.
This letter agreement constitutes a valid and binding agreement of the parties hereto, enforceable against each party in accordance with its terms.

If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing and returning the enclosed copy of this letter agreement.

Very truly yours,

DME ADVISORS II, LLC

By: /s/ Daniel Roitman
Name: Daniel Roitman
Title: COO

DME ADVISORS, LP

By: /s/ Daniel Roitman
Name: Daniel Roitman
Title: COO

Accepted and agreed as of the date first written above:

GREENLIGHT REINSURANCE, LTD.

By: /s/ Tim Courtis
Name: Tim Courtis
Title: Chief Financial Officer

GREENLIGHT REINSURANCE IRELAND, DAC

By: /s/ Patrick O'Brien
Name: Patrick O'Brien
Title: Chief Executive Officer